 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 10, 2022 (June 7, 2022)

Appian Corporation
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38098	54-1956084
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7950 Jones Branch Drive McLean, VA		22102
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s Telephone Number, Including Area Code: (703) 442-8844

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Class A Common Stock	APPN	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 8, 2022, Appian Corporation (the “Company”) entered into a Stock Option Grant Agreement (the “Option Grant Agreement”) with Matthew Calkins, the Company’s Chief Executive Officer and Chairman of the Company’s Board of Directors, pursuant to which the Company granted Mr. Calkins an option to purchase 700,000 shares of the Company’s Class A common stock under the Company’s 2017 Equity Incentive Plan (the “Plan”), with an exercise price equal to $50.63 per share. The option will vest in four installments of 25% each if the average closing price per share of the Company’s Class A common stock for a 365 calendar day period equals each of $175, $200, $225, and $250, respectively (the “Vesting Price Threshold”), prior to June 7, 2030. The option shall also vest if the Company engages in a Corporate Transaction (as defined in the Plan) in which the Company's Class A common stock is valued at or above a Vesting Price Threshold.

In connection with the Option Grant Agreement, on June 8, 2022, Mr. Calkins sent a letter to the Company’s Board of Directors stating he intends to donate 100% of the income from any sales of shares acquired upon exercise of the option under the Option Grant Agreement to a charitable organization or charitable foundation. A copy of the letter is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 7, 2022, the Company held a virtual annual meeting of stockholders (the “Annual Meeting”). There were 63,664,284 shares of Class A and Class B common stock of the 72,330,883 shares of Class A and Class B common stock outstanding on April 12, 2022 (the “Record Date”) present at the Annual Meeting in person or by proxy, which represented approximately 97.40% of the combined voting power of the shares of Class A common stock and Class B common stock entitled to vote at the Annual Meeting (voting together as a single class), and which constituted a quorum for the transaction of business. Holders of the Company’s Class A common stock were entitled to one vote for each share held as of the close of business on the Record Date, and holders of the Company’s Class B common stock were entitled to ten votes for each share held as of the Record Date.

At the Annual Meeting, the Company’s stockholders voted on the following three proposals: (i) election of nine nominees to serve as directors until the 2023 annual meeting of stockholders and until their respective successors are elected and qualified (“Proposal 1”); (ii) ratification of the selection by the Audit Committee of the Company’s Board of Directors of BDO USA, LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022 (“Proposal 2”); and (iii) approval, on an advisory basis, of the compensation of the Company's named executive officers as described in the Company’s definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on April 26, 2022 (“Proposal 3”). The final results of the voting on each proposal are set forth below.

Proposal 1 – Election of Directors

The Company’s stockholders elected all nominees for director. The votes were cast as follows:

Name	Votes For	Votes Withheld	Broker Non-Votes
Matthew Calkins	335,084,799	2,816,077	8,687,084
Robert C. Kramer	335,108,642	2,792,234	8,687,084
Mark Lynch	337,430,118	470,758	8,687,084
William D. McCarthy	337,395,970	504,906	8,687,084
A.G.W. "Jack" Biddle, III	335,190,769	2,710,107	8,687,084
Prashanth "PV" Boccassam	334,901,434	2,999,442	8,687,084
Michael G. Devine	334,703,981	3,196,895	8,687,084
Barbara "Bobbie" Kilberg	334,968,481	2,932,395	8,687,084
Michael J. Mulligan	332,639,189	5,261,687	8,687,084

Proposal 2 – Ratification of the Appointment of Independent Registered Public Accounting Firm

The Company’s stockholders approved Proposal 2. The votes were cast as follows:

Votes For	Votes Against	Abstained
346,385,128	131,106	71,726

Proposal 3 – Advisory Vote on Executive Compensation

The Company’s stockholders approved, on a non-binding advisory basis, Proposal 3. The votes were cast as follows:

Votes For	Votes Against	Abstained	Broker Non-Votes
337,408,290	386,515	106,071	8,687,084

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Letter to the Board of Directors, dated June 8, 2022, from Matthew Calkins.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Appian Corporation

Date: June 10, 2022	By:	/s/ Mark Matheos
Mark Matheos
Chief Financial Officer